                    Provident Financial Group, Inc.
             Announces Sale of $150 Million of Equity Units

Cincinnati,  June 7, 2002 - Provident  Financial Group,  Inc.  (Nasdaq:
PFGI)  announced  today that it priced  $150  million  of equity  units issued by it and its newly formed Real Estate  Investment Trust (REIT),
PFGI Capital Corporation.  Provident Financial Group's main subsidiary,
The  Provident  Bank,  owns 100 percent of the common equity of the new entity.

The  securities  are  priced at $25 per unit,  with a coupon  rate of 9 percent,  and a  conversion  premium  of 19 percent  above  Provident's closing common stock price of $24.42 on June 6, 2002.

Robert L. Hoverson,  Provident's  President and Chief Executive Officer
commented,  "This transaction  further strengthens our balance sheet by significantly  improving our capital  ratios and is part of our overall strategic  plan to change the risk profile of the company.  The ratings agencies accord this security very high equity content and it qualifies as Tier I regulatory capital."

The sale was made under Provident's  registration  statement filed with the Securities and Exchange Commission that became effective on June 6,
2002. The offering is expected to close on June 12, 2002.

This  news  release  does  not  constitute  an  offer  to  sell  or the solicitation of an offer to buy the securities  described  herein.  The offering may be made only by means of a prospectus, copies of which may be obtained from Merrill Lynch.

About Provident Financial Group, Inc.
Provident  Financial  Group,  Inc. is a bank holding company located in
Cincinnati,  Ohio. Its main subsidiary,  The Provident Bank, provides a diverse line of banking and financial products and services regionally;
selected business activities are also conducted  nationally.  Consumer, small  business,  and  investment  products  and  services  are offered through a network of retail financial  centers located primarily within
Southwestern Ohio and Northern  Kentucky.  Provident also has a growing presence on the West Coast of Florida with 13 retail financial centers.
Commercial  banking  products  and  services  are offered  through nine regional offices.  Customers have access to banking services 24-hours a day  through  Provident's  extensive  network  of ATMs,  TelebankSM,  a
telephone    customer    service   center,    and   the   Internet   at
www.providentbank.com.  As of March 31, 2002, Provident Financial Group
had $10.2  billion  loans  outstanding,  $8.9 billion in deposits,  and assets of $15.4  billion.  Provident has served the financial  needs of its customers for 100 years,  and currently 3,200 Provident  associates serve approximately 600,000 customers.

For further information, please contact:
Christopher J. Carey
Executive Vice President and Chief Financial Officer
513-639-4644 / 800-851-9521
e-mail: InvestorRelations@provident-financial.com